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                                                                    Exhibit 99.1


                        Press Release of the Registrant




FOR IMMEDIATE RELEASE
---------------------
                                                                        CONTACT:
                                                                   Jim Gallagher
                                                                    860-927-8616
                                                          JGALLAGHER@OUTPOST.COM


         OUTPOST.COM SELLS $37 MILLION STAKE TO INSTITUTIONAL INVESTORS

Kent, Conn., March 7, 2000 -- Outpost.com (Nasdaq: COOL), a leading global e-tailer of high-end consumer products, announced today the completion of a private placement of its common stock with proceeds of approximately $37 million. C.E. Unterberg, Towbin has placed 4.7 million shares of Outpost.com with a group of leading institutions. The transaction was priced at a 5% discount to the market price.

   "Most private investments in public equity (PIPE) are done at steep discounts to the market price, usually between 15% and 20%," said Thomas Unterberg, Chairman of C.E. Unterberg, Towbin. "In this case, the Outpost.com story is so compelling that institutional investors with significant expertise in Internet investing agreed to participate at a minimal discount," Mr. Unterberg said. "Outpost has a great new management team with a established track record of creating wealth for shareholders. They have a powerful brand name, they are international in scope and have a proven reputation for outstanding customer service."

   "With this transaction, which represents a tremendous vote of confidence for Outpost.com, we have accomplished two critical goals," said Bob Bowman, President and Chief Executive Officer of the company. "We have raised significant capital to fund the execution of our business model and for the first time since our public offering in August 1998, we will have broad based institutional ownership of our stock which is very significant for us and will be an essential element in our continuing success," Mr. Bowman continued. "This announcement follows the recent purchase of a 5% stake in Outpost.com by another savvy institutional Internet investor and combined with our existing shareholder base, puts 30% of our stock in the hands of institutions."

   The transaction, which is subject to the customary closing conditions, is expected to close this week, and the stock is expected to be registered within 180 days. The proceeds will be used for general corporate purposes.

   Outpost.com will host a teleconference call at 9:00 AM Eastern Standard Time. Those interested in participating in the call, may dial 888-792-1079 or 703-871-3092 at least ten minutes prior to the call.

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The call will also be broadcast live via the Internet at http://www.corporate-
                                                         ---------------------
ir.net/ireye/ir_site.zhtml?ticker=COOL&script=2400  Please be sure to have
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streaming software such as RealPlayer loaded onto the desktop prior to registering for the call.

                             TUESDAY MARCH 7, 2000
                         9:00 AM Eastern Standard Time

About Outpost.com

   Outpost.com has been at the forefront of e-commerce longer than anyone. Beginning in 1995, Outpost.com has been setting the standard for online customer experience by building trust with its customers at every point of contact.

   Outpost.com has recently expanded its business model beyond B2C to B2B and eBusiness Services in order to offer its outstanding customer shopping experience to a number of highly visible partners. Outpost.com provides site design, site maintenance, order management and fulfillment. These partnerships with Tweeter Home Entertainment Group, Brookstone, Golf Galaxy, Sandbox.com Computer.com and Exactly Vertical, collectively expand the clicks and mortar presence of Outpost.com to more than 300 land based retail stores. Another partnership with Compaq Computer Corporation handles the exclusive distribution of the online investor workstation series of products. Each partnership builds on the strength of Outpost.com's #1 top-rated consumer shopping experience on the Web. The online rating service, BizRate.com has consistently given Outpost.com's online consumer shopping experience its highest rating. Outpost.com ranks first in the computing category of the 1999 Forrester PowerRankings(TM). Forrester Research, Inc., combined the survey data from online consumers, rigorous shopping-experience tests and unbiased expert analysis to provide objective rankings of the leading e-commerce sites.

   The unique TruePrice Policy at Outpost.com guarantees that the "price you see is the price you pay". There are no hidden shipping or handling charges, a 30 day money back guarantee on all products and a 24-hour seven day per week, real people Customer Service Center. The free next-day delivery service for in stock products is unmatched in the industry. All products are shipped free and overnight, every day.

   Today, Outpost.com has an existing customer base of over 500,000 and over 4 million visitors per month to its Website. The Company has been adding new customers at a rate of over 40,000 per month. The customers shopping at Outpost.com have strong demographic qualities, they are highly educated and technically savvy with an income level able to support a broad array of interests.

                                      ###

This release may contain forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, especially when measured on a quarterly basis. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) technological difficulties (ii) our early stage of development, (iii) competition, (iv) our ability to expand internationally, (v) uncertainty regarding the continued growth of the Internet and online commerce, (vi) uncertainty regarding governmental regulation and
(vii) reliance on strategic alliances.

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